EXHIBIT 99.2

CONTACTS:
Russell Allen, Director – Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
February 10, 2009
Lance, Inc. Declares Quarterly Dividend
Charlotte, NC, — February 10, 2009 – The Board of Directors of Lance, Inc. (Nasdaq-GS: LNCE) today declared a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on February 27, 2009 to stockholders of record at the close of business on February 20, 2009.
About Lance, Inc.

Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Brent & Sam’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,300 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, and natural disasters or catastrophic events and current economic conditions are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.